Exhibit 5.1

August 12, 2026

VIA ELECTRONIC TRANSMISSION

Deep Isolation Nuclear, Inc.

2001 Addison Street, Suite 300

Berkeley, CA 94704

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by Deep Isolation Nuclear, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of (a) 10,888,601 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Deep Isolation Nuclear, Inc. 2025 Equity Incentive Plan (the “Plan”) and (b) 2,783,635 shares of Common Stock that may be reoffered and resold by certain selling stockholders pursuant to the reoffer prospectus contained in Part I of the Registration Statement (the “Reoffer Shares”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. As to certain factual matters, including with respect to the prior issuance of the Reoffer Shares, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Based on our examination mentioned above, we are of the opinion that (i) the shares of Common Stock issuable pursuant to awards under the Plan, have been duly authorized, and when issued and sold in accordance with the terms of the Plan and the agreements and awards to be duly issued thereunder and in accordance therewith, and if applicable paid for in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and (ii) the Reoffer Shares have been duly authorized, and either (A) have been validly issued and are fully paid and nonassessable, or (B) when issued and sold in accordance with the terms of the Plan and the agreements and awards duly adopted thereunder and in accordance therewith, and if applicable paid for in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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